EXHIBIT 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

   THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) made and entered into effective as of this _____ day of July, 2010 (the “Effective Date”), is by and between Cyberonics, Inc., a Delaware corporation (the “Company”), and _______________________ (the “Executive”).

   WHEREAS, Executive is a key employee of the Company; and

   WHEREAS, the Company and Executive previously entered into an Employment Agreement (the “Agreement”) in order to encourage Executive’s attention and dedication to the Company as a member of the Company’s management, in the best interests of the Company and its shareholder;

   WHEREAS, the Agreement remains in full force and effect as of this date;

   WHEREAS, the Company and Executive desire to amend the terms and conditions of the Agreement so as to bring those terms and conditions into documentary compliance with the final Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to continue Executive’s employment with the Company upon those amended terms and conditions.

   THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree to modify the Agreement as follows:

1.
Section 10(d)(i) shall be amended to add the following:
“Subject to the holdback and interest provisions of Section 22, such payment shall be made on the sixtieth (60th) day following Executive’s Separation from Service provided that the release required under Section 10(e) has become effective during such sixty (60)-day period following any applicable revocation period;”

2.	Except as expressly modified by this Amendment, the provisions of the Agreement remain unchanged and in full force and effect.

   IN WITNESS WHEREOF, Company and Executive have caused this Amendment to be executed as of the date and year set forth above.

Cyberonics, Inc.	Executive

By:
Daniel J. Moore
President & Chief Executive Officer